Exhibit 4.5

Draft of May 23, 2022

SHARE PURCHASE AGREEMENT

dated as of [•], 2022

by and among

BANZAI INTERNATIONAL, INC.,

GEM GLOBAL YIELD LLC SCS

and

GEM YIELD BAHAMAS LIMITED

SCHEDULES

Schedule 3.01(c)(i)	Capital Stock Issued and Outstanding
Schedule 3.01(c)(ii)	Commitments to Issue Additional Shares
Schedule 3.01(j)(i)	Outstanding Indebtedness
Schedule 3.01(j)(ii)	Defaulted Indebtedness
Schedule 3.01(p)	Intellectual Property

EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant
Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Company Compliance Certificate
Exhibit E	Form of Draw Down Notice
Exhibit F	Form of Closing Notice

SHARE PURCHASE AGREEMENT

[•], 2022

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the date first above written by and among BANZAI INTERNATIONAL, INC., a company incorporated under the laws of the State of Delaware whose registered office is at 101 Yesler Way, Suite 600, Seattle WA, 98104 (the “Company”); GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (the “Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL,” and together with the Company and Purchaser, the “Parties”).

RECITALS

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company may issue and sell to the Purchaser, and the Purchaser may purchase from the Company up to the Aggregate Limit of the Company’s Shares (as defined below);

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”) and Rule 506 of Regulation D promulgated by the Commission under the Securities Act (“Regulation D”), and upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in the Shares to be made hereunder; and

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Shares by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) “Adjustment Date” shall have the meaning assigned to such term in Section 4.12(b).

(b) “Affiliate” means with respect to a party to this Agreement (i) any company of which over fifty percent (50%) of its issued and voting share capital is owned or controlled, directly or indirectly, by said party, or (ii) any company which owns or controls, directly or indirectly, over fifty percent (50%) of the issued and voting share capital of such party, or (iii) any company owned or controlled, directly or indirectly, to the extent of over fifty percent (50%) or more of the issued and voting share capital, by any of the foregoing.

(c) “Aggregate Limit” shall have the meaning assigned to such term in Section 2.01 hereof.

(d) “Bylaws” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(e) “Certificate” shall have the meaning assigned to such term in Section 3.01(c) hereof.

(f) “Change of Control” shall mean (i) the acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-issued and outstanding equity of the Company; (ii) the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction, whether or not the Company is the surviving corporation, other than a transaction which would result in the voting equity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the voting equity shares of the Company or such surviving entity immediately after such transaction; or (iii) the sale, transfer or disposition of all or substantially all of the business and assets of the Company to any Person.

(g) “Closing” shall have the meaning assigned to such term in Section 2.04 hereof.

(h) “Code” means the United States Internal Revenue Code of 1986, as amended.

(i) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(j) “Commission Documents” shall mean, as of a particular date, all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and shall include all information contained in such filings and all filings incorporated by reference therein.

(k) “Commitment Fee” shall have the meaning assigned to such term in Section 4.12(a).

(l) “Common Shares” means, without limitation, the class of common stock of the Company that is to be listed on the Principal Market.

(m) “Current Report” shall have the meaning assigned to such term in Section 2.03.

(n) “Current Trading Price” shall have the meaning assigned to such term in Section 4.12(b).

(o) “Daily Closing Price” shall mean the closing bid price of the Common Shares, as recorded by the Principal Market, on a particular day.

(p) “Draw Down” means the transactions contemplated under Section 6.01 of this Agreement.

(q) “Draw Down Amount” means the actual amount of proceeds to be paid by the Purchaser in connection with a Draw Down.

(r) “Draw Down Amount Requested” shall mean the amount of Shares requested by the Company in its Draw Down Notice as provided in Section 6.01(h) hereof.

(s) “Draw Down Exercise Date” shall have the meaning assigned to such term in Section 6.01(h) hereof.

(t) “Draw Down Limit” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(u) “Draw Down Notice” shall mean a notice sent by the Company to exercise a Draw Down as provided in Section 6.01(h) hereof.

(v) “Draw Down Pricing Period” shall mean a period of 30 consecutive Trading Days commencing with the first Trading Day designated in each Draw Down Notice.

(w) “Effective Date” shall mean the date of the execution and delivery of this Agreement.

(x) “Environmental Laws” shall have the meaning assigned to such term in Section 3.01(r) hereof.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(z) “GAAP” shall mean either generally accepted accounting principles in the United States of America or International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), each as consistently applied by the Company.

(aa) “Indebtedness” shall have the meaning assigned to such term in Section 3.01(k) hereof.

(bb) “Investment Period” shall have the meaning assigned to such term in Section 7.01 hereof.

(cc) “Knowledge” means the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer, after reasonable inquiry of all their respective direct reports who could reasonably be expected to have knowledge or information with respect to the matter in question.

(dd) “Lien” means with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, adverse claim, restriction on title or transfer, encroachments, occupancy rights, or other encumbrance of any kind or character in respect of such property or asset, and any agreement to create any of the foregoing.

(ee) “Losses” shall have the meaning assigned to such term in Section 8.01(a) hereof.

(ff) “Material Adverse Effect” shall mean (i) any effect on the business, operations, properties, condition (financial or otherwise) or prospects of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole, or (ii) any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

(gg) “Material Agreements” shall have the meaning assigned to such term in Section 3.01(r) hereof

(hh) “Parties” shall have the meaning assigned to such term in the preamble.

(ii) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

(jj) “Plan” shall have the meaning assigned to such term in Section 3.01(x) hereof.

(kk) “Principal Market” shall mean any U.S. securities exchange on which the Common Shares are traded or any other exchange platform in the world on which the Common Shares are traded, including, but not limited to, the London Stock Exchange, the Berlin Stock Exchange, the Frankfurt Stock Exchange, the Shanghai Stock Exchange, the SIX Swiss Exchange or the Stock Exchange of Hong Kong.

(ll) “Private Transaction” shall have the meaning assigned to such term in Section 4.13.

(mm) “Prospectus” means the prospectus in the form included in the Registration Statement, as supplemented from time to time by any Prospectus Supplement, including the documents incorporated by reference therein.

(nn) “Prospectus Supplement” means any prospectus supplement to the Prospectus filed with the Commission from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein.

(oo) “Public Company Date” means the date that the Company becomes subject to the reporting requirements of the Exchange Act.

(pp) “Public Listing” shall mean the public listing of the Common Shares for trading on the Principal Market or the consummation of a Reverse Merger Transaction, whichever is earlier.

(qq) “Public Listing Date” shall mean the first day on which the Common Shares trade on the Principal Market.

(rr) “Purchase Price” shall have the meaning assigned to such term in Section 6.01(a) hereof.

(ss) “Registration Statement” shall mean the registration statement on Form S-1, F-1, S-3 or F-3 under the Securities Act, or other relevant registration statement, to be filed by the Company with the Commission with respect to the registration of the Shares pursuant to the Registration Rights Agreement.

(tt) “Reverse Merger Transaction” means a merger, reverse merger, acquisition, consolidation, business combination or similar transaction between the Company or one of its subsidiaries or Affiliates and a special purpose acquisition company whose securities are publicly listed on the Principal Market, following which transaction (i) the shares of the special purpose acquisition company or other entity, the Company, or one of the Company’s subsidiaries or Affiliates are publicly listed on the Principal Market, or (ii) the applicable publicly listed person holds, owns or has the right to acquire, directly or indirectly, all or substantially all of the assets of the Company (and/or any of its subsidiaries or Affiliates), as determined on a consolidated basis prior to the consummation of the applicable transaction.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(vv) “Settlement Date” shall have the meaning assigned to such term in Section 6.01(d) hereof.

(ww) “Shares” shall mean, collectively, all of the Common Shares of the Company issuable to the Purchaser upon exercise of any Draw Down and upon exercise of the Warrant.

(xx) “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

(yy) “Successor Company” shall mean (i) any company the common equity shares of which are traded on the Principal Market with which the Company merges, consolidates, amalgamates or combines, including without limitation, the resulting or successor company in a merger or a Reverse Merger Transaction, and (ii) any successor or similar entity of the Company (whether by merger, consolidation, combination or otherwise) or any subsidiary or Affiliate of, or other similar entity related to, the Company or any subsidiary or parent or Affiliate thereof, in each case, formed for the purpose of facilitating, or in connection with, a Public Listing.

(zz) “Threshold Price” is the lowest price at which the Company may sell Shares during a Draw Down Pricing Period, as set forth in each Draw Down Notice.

(aaa) “Trading Day” shall mean a trading day on the Principal Market.

(bbb) “Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Warrant and each other agreement or undertaking executed or delivered to the Purchaser by the Company pursuant hereto or thereto.

(ccc) “Warrant” shall have the meaning assigned to such term in Section 4.12(b).

(ddd) “Warrant Shares” shall have the meaning assigned to such term in the Warrant.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company during the Investment Period (as defined in Section 7.01) up to the number of duly authorized, validly issued, fully paid and non-assessable Common Shares having an aggregate value of U.S. $100,000,000 (the “Aggregate Limit”). Purchases and sales of Shares of the Company hereunder shall be made by the delivery to the Purchaser of Draw Down Notices as provided in ARTICLE VI hereof. The aggregate dollar amount of all Draw Down Amounts pursuant to the terms and conditions of this Agreement shall not exceed the Aggregate Limit.

Section 2.02 The Shares. The Company has or will have authorized and has or will have reserved, and covenants to continue to so reserve once reserved, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued Common Shares to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement, and to be issued in connection with the exercise of the Warrant, prior to the issuance to the Purchaser of such Shares under this Agreement and the Warrant.

Section 2.03 Required Filings. If the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, as soon as practicable, but in any event not later than 5:30 p.m. (New York City time) on the fourth Trading Day immediately following the Public Company Date, the Company shall file with the Commission a report on Form 8-K or 6-K (or comparable disclosure) relating to the transactions contemplated by, and describing the material terms and conditions of the Transaction Documents and attaching copies of this Agreement and the Registration Rights Agreement (including all exhibits thereto, the “Current Report”); provided that the obligation to file the Current Report shall not be applicable if this Agreement and the Registration Rights Agreement were previously filed with the Commission. The Company shall provide the Purchaser a reasonable opportunity to comment on a draft of such Current Report, give due consideration to such comments, and not file the Current Report to the extent the Purchaser reasonably objects to the form or content thereof. Not later than 15 calendar days following the Effective Date, the Company shall file a Form D with respect to the securities hereunder in accordance with Regulation D and shall provide a copy thereof to the Purchaser promptly after such filing. The Company shall prepare and file the Registration Statement (including the Prospectus) covering the resale by the Purchaser of the registrable securities with the Commission in accordance with the provisions of the Securities Act and the Registration Rights Agreement. The Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with resales pursuant to the Registration Statement no later than 8:30 a.m. (New York City time) on the first Draw Down Exercise Date. If the transactions contemplated by any Draw Down are material to the Company (individually or collectively with all other prior Draw Downs, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company, then, within two Trading Days following the last Trading Day of the Draw Down Pricing Period with respect to such Draw Down, the Company shall file with the Commission a

Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the applicable Draw Down(s), disclosing the total Draw Down Amount Requested pursuant to such Draw Down(s), the total number of Shares that are to be (and, if applicable, have been) issued and sold to the Purchaser pursuant to such Draw Down(s), the total purchase price for the Shares subject to such Draw Down(s), the applicable discount price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K the information described in the immediately preceding sentence relating to all Draw Down(s) consummated during the relevant fiscal quarter and fiscal year, as applicable, and include each such report in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act.

Section 2.04 Effective Date; Settlement Dates. This Agreement shall become effective and binding (the “Closing”) upon the delivery of counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto and thereto, and the delivery of all other documents, instruments and writings required to be delivered at the Closing, in each case as provided in ARTICLE V on the Effective Date. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares in respect of each Draw Down. The issuance and sale of Shares to the Purchaser pursuant to any Draw Down shall occur on the applicable Settlement Date in accordance with Section 6.01(d); provided that all of the conditions precedent thereto set forth in ARTICLE IV theretofore shall have been fulfilled on or prior to such Settlement Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser and GYBL as of the Effective Date, as of each Draw Down Exercise Date and as of each Settlement Date, except where the representation is expressly made only as of the Effective Date:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. All Subsidiaries are duly formed, validly existing and in good standing under the laws of their respective jurisdictions of formation and have the requisite corporate power and authority to own, lease and operate their respective properties and assets and to conduct their respective business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and each other Transaction Document and to issue and sell the Shares in accordance with the terms hereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Purchaser hereunder, the execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Section 2.02, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement and each other Transaction Document has been duly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding are, as of the Effective Date, set forth on Schedule 3.01(c)(i) attached hereto, or as of such subsequent date will be set forth in the Commission Documents. All of the Shares will be, and the outstanding Common Shares have been, duly and validly authorized, and are fully paid and non-assessable. Except as are or as of such date will be set forth in the Commission Documents, no holders of Shares or Common Shares are entitled to preemptive rights or registration rights, and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth on Schedule 3.01(c)(ii) attached hereto or as are or will be set forth in the Commission Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as set forth on Schedule 3.01(c)(ii) attached hereto, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of capital stock of the Company. The offer and sale of all shares of capital stock, convertible securities, rights, warrants, or options of the Company complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto. Except as set forth on Schedule 3.01(c)(ii) attached hereto or as is or will be set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any of the other Transaction Documents or the consummation of the transactions described herein or therein. The Company has furnished or made available to the Purchaser true and correct copies of the Company’s Certificate of Incorporation as in effect on the Effective Date (the “Certificate”) and bylaws as in effect on the Effective Date (the “Bylaws”).

(d) Issuance of Shares. The Shares to be issued under this Agreement and the Warrant have been or will be (prior to issuance to the Purchaser or GYBL hereunder) duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof and the terms of the Warrant, the Shares shall be validly issued and outstanding, fully paid and nonassessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Shares.

(e) No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and each other Transaction Document, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or the Principal Market subsequent to the Effective Date, including the Registration Statement and any registration statement, amendment, prospectus or prospectus supplement which may be filed pursuant hereto); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

(f) Commission Documents, Financial Statements. If and during the period that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company has timely filed all Commission Documents (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and the other Transaction Documents. As of their respective filing dates, the Commission Documents, if any, complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates, the Commission Documents, if any, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) No Material Adverse Effect. No Material Adverse Effect has occurred or exists with respect to the Company.

(h) No Undisclosed Liabilities. The Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Company’s most recent financial statements provided to Purchaser or in the Commission Documents other than liabilities incurred in the ordinary course of business since the date of such financial statements or Commission Documents, as applicable, which, individually and in the aggregate, are not material to the Company’s business.

(i) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(j) Indebtedness. Schedule 3.01(j)(i) attached hereto sets forth as of the Effective Date all outstanding secured or unsecured Indebtedness of the Company. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others in excess of $1,000,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $1,000,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.01(j)(ii) attached hereto, the Company is not in default with respect to any Indebtedness. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11 of the United States Code, or other similar federal or state or other applicable bankruptcy law or law for the relief of debtors, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any such bankruptcy law or law for the relief of debtors. The Company is financially solvent and is generally able to pay its debts as they become due.

(k) Title to Assets. Except as are or will be set forth in the Commission Documents, the Company has good, valid and marketable title to all of its real and personal property reflected in the Commission Documents, free of any Liens, in each case, except as would not reasonably be expected to have a Material Adverse Effect. All said real property leases of the Company are valid and subsisting and in full force and effect in all material respects.

(l) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no material action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any Subsidiary or any of their respective properties or assets, or involving any officers or directors of the Company (in their capacities as such) or any Subsidiary, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit related to the Company. No judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency.

(m) Compliance with Law. The business of the Company is presently being, and for the past three years has been, conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances in all material respects. The Company has all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it. The Company is not in violation of any material judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing.

(n) Certain Fees. No brokers, finders or financial advisory fees or commissions will be payable by the Company or any Subsidiary with respect to the transactions contemplated by this Agreement and the other Transaction Documents.

(o) Disclosure. Neither this Agreement nor any other Transaction Document nor the Commission Documents or any other documents, certificates or instruments furnished to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading. The Company confirms that neither it, nor any other Person acting on its behalf, has provided the Purchaser or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company, other than the existence of the transactions contemplated by the Transaction Documents, except pursuant to a confidentiality and non-disclosure agreement.

(p) Operation of Business. The Company or one of its subsidiaries owns or controls all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations of the Company as set forth in the Commission Documents or on Schedule 3.01(p) attached hereto, and all rights with respect to the foregoing, which are reasonably necessary for the conduct of its business as now conducted without, to the Company’s Knowledge, any conflict with the rights of others. The Company possesses such permits, licenses, approvals, consents and other authorizations (including licenses, accreditation and other similar documentation or approvals of any local health departments) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies as are necessary to conduct the business now operated by it (collectively, “Governmental Licenses”). The Company is in material compliance with the terms and conditions of all such Governmental Licenses, except as otherwise disclosed in the Commission Documents. All of the Governmental Licenses are valid and in full force and effect, except as otherwise disclosed in the Commission Documents. Except as set forth in the Commission Documents, the Company has not received any written notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

(q) Environmental Compliance. The Company has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other Person, that are required under any Environmental Laws. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. To the Company’s Knowledge, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or could reasonably be expected to violate any Environmental Law after the Effective Date or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(r) Material Agreements. Following the Public Listing Date, the Company is not and will not be a party to any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, “Material Agreements”), that has not been furnished or disclosed to the Purchaser or filed in the Commission Documents. The Company has in all material respects performed all of the obligations required to be performed by it to date under the Material Agreements, has received no notice of default by the Company thereunder and, to the best of the Company’s Knowledge, is not in default under any Material Agreement now in effect.

(s) Transactions with Affiliates. Following the Public Listing Date, except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $120,000 between (a) the Company, on the one hand, and (b) any Person who would be covered by Item 404(a) of Regulation S-K, on the other hand. Following the Public Listing Date, except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than five percent (5%) of the outstanding Common Shares, or any director, employee or Affiliate of the Company, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person’s employment or service as a director with the Company.

(t) Securities Act. The Company has complied and will comply in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission (or becomes effective pursuant to Section 8 of the Securities Act), on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. The Prospectus and each Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Effective Date, when taken together, on its date, on each Draw Down Exercise Date and on each Settlement Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Purchaser furnished to the Company in writing by or on behalf of the Purchaser expressly for use therein. Each Commission Document (other than the Registration Statement, the Prospectus or any Prospectus Supplement) to be filed with or furnished to the Commission after the Effective Date and incorporated by reference in the Registration Statement, the Prospectus or any Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and other federal, state and local laws, rules and regulations applicable to it, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Purchaser true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Effective Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. There are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act. The Company has not distributed and, prior to the completion of the distribution of the Shares, will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the related prospectus or other materials, if any, permitted by the Securities Act.

(u) Employees. The Company does not have any collective bargaining arrangements. No executive officer of the Company, to the Knowledge of the Company, has any present intention of terminating his or her employment with the Company.

(v) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company for working capital, expansion, development, marketing or other general corporate purposes of the Company.

(w) Investment Company Act Status. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as set forth in the Prospectus and the Prospectus Supplement shall not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(x) ERISA. No liability has been incurred with respect to any Plan by the Company. No “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA has occurred with respect to any Plan, and the execution and delivery of this Agreement and the issuance and sale of the securities hereunder shall not result in any of the foregoing events. Each Plan is in compliance in all material respects with applicable law, including ERISA and the Code; the Company has not incurred and does not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan; and each Plan for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualifications. As used in this Section 3.01(x), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(y) Taxes. The Company (i) has filed all necessary federal, state and foreign income and franchise tax returns or has duly requested extensions thereof, (ii) has paid all federal, state, local and foreign taxes due and payable for which it is liable, except to the extent that any such taxes are being contested in good faith and by appropriate proceedings, and (iii) does not have any tax deficiency or claims outstanding or assessed or, to the Company’s Knowledge, proposed against it. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a “passive foreign investment company” as defined in Section 1297 of the Code.

(z) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(aa) U.S. Real Property Holding Corporation. The Company is not, nor has it ever been, and so long as any of the securities are held by the Purchaser, shall not become a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(bb) Exemption from Registration; Valid Issuances. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the offer and sale of the Shares in accordance with the terms and conditions of this Agreement and the Transaction Documents is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) and Rule 506 of Regulation D; provided, however, that at the request of and with the express agreement of the Purchaser and in accordance with, and to the extent permitted by, applicable law, the Shares will be delivered to the Purchaser via book entry through the Depository Trust Company and will not bear legends noting restrictions as to resale of such securities under federal or state securities laws, nor will any such securities be subject to stop transfer instructions. Neither the offer and sale of the Shares pursuant to, nor the Company’s performance of its obligations under, the Transaction Documents to which it is a party shall (i) result in the creation or imposition of any Liens upon the Shares, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire Common Shares or other securities of the Company.

(cc) No General Solicitation or Advertising. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

(dd) No Integrated Offering. None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Shares under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Shares to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Commission and the Principal Market. None of the Company, nor its Affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the securities under the Securities Act or cause the offering of any of the Shares to be integrated with other offerings.

(ee) Manipulation of Price. Neither the Company nor any of its officers, directors or Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Shares, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares. Neither the Company nor any of its officers, directors or Affiliates will, during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will, during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

(ff) Foreign Corrupt Practices Act. None of the Company, any Subsidiary or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company has conducted its business in compliance with the FCPA.

(gg) Money Laundering Laws. The operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and, to the Knowledge of the Company, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or threatened.

(hh) OFAC. None of the Company or, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder is merely incidental to the Purchaser’s purchase of the Shares.

Section 3.02 Representatives and Warranties of the Purchaser. The Purchaser and GYBL hereby make the following representations and warranties to the Company as of the Effective Date and as of the date of each Draw Down Notice and as of each Settlement Date:

(a) Organization and Standing of the Purchaser and GYBL. The Purchaser is a “société en commandite simple” duly formed, validly existing and in good standing under the laws of Luxembourg. GYBL is a limited company duly formed, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.

(b) Authorization and Power. Each of the Purchaser and GYBL has the requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser and by GYBL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser and GYBL, and the Board of Directors or stockholders of either of them is required. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party has been duly executed and delivered by each of the Purchaser and GYBL. This Agreement and each other Transaction Document to which the Purchaser or GYBL is a party constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser or GYBL, enforceable against the Purchaser or GYBL, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Purchaser or GYBL is a party, and the consummation by the Purchaser and GYBL of the transactions contemplated hereby and thereby or relating hereto or thereto, do not and will not (i) result in a violation of such Purchaser’s or GYBL’s charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser or GYBL is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Purchaser or GYBL under any agreement or any commitment to which the Purchaser or GYBL is party or by which the Purchaser or GYBL is bound or by which any of their respective properties or assets are bound, or (iv) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or GYBL or any of their respective properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser or GYBL to enter into and perform its obligations under this Agreement or any other Transaction Document to which the Purchaser or GYBL is a party in any material respect. Neither the Purchaser nor GYBL is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which the Purchaser is a party or to purchase the Shares in accordance with the terms hereof; provided, however, that for purposes of the representation made in this sentence, each of the Purchaser and GYBL is assuming and relying upon the accuracy of the representations, warranties and agreements of the Company herein.

(d) Accredited Investor. Each of the Purchaser and GYBL is an institutional “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(e) Financial Risks. Each of the Purchaser and GYBL acknowledges that it is able to bear the financial risks associated with an investment in the Shares. Each of the Purchaser and GYBL is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters, and each of the Purchaser and GYBL is capable of bearing the entire loss of its investment in the Shares.

(f) Information. The Purchaser and GYBL and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser or GYBL. The Purchaser and GYBL and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser and GYBL have sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser and GYBL understand that they (and not the Company) shall be responsible for their own respective tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser or GYBL is a party.

(g) No-Broker Dealer. Purchaser represents, warrants and agrees that it is buying the Shares for investment purposes and not for distribution. It is not registered as a broker-dealer with the Commission and is not required to be registered as a broker-dealer by virtue of the trader exception to the definition of dealer under the Exchange Act.

(h) Manipulation of Price. Neither Purchaser, GYBL nor any of their respective officers, directors or Affiliates has, and, to their knowledge, no Person acting on their behalf has, taken or will take during the term of this Agreement, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

ARTICLE IV

COVENANTS

The Company covenants with the Purchaser and GYBL, and the Purchaser and GYBL together covenant with the Company, as follows, which covenants of one party are for the benefit of the other party.

Section 4.01 Securities Compliance. The Company shall notify the Commission and the Principal Market, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement and each other Transaction Document, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and GYBL. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify any subsequent resale of the Shares by the Purchaser and GYBL, in each case, under applicable securities or “Blue Sky” laws of the states of the United States of America in such states as is reasonably requested by the Purchaser or GYBL from time to time, and shall provide evidence of any such action so taken to the Purchaser.

Section 4.02 Registration and Listing. Once subject to the reporting requirements of the Exchange Act, the Company will take all action necessary to cause the Shares to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act and take all action necessary to maintain compliance with such reporting and filing obligations, and will not take any action or file any document (whether or not permitted by the Securities Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. Once subject to the reporting requirements of the Exchange Act, the Company will take all action necessary to effect the listing or trading of its Common Shares and the listing of the Shares purchased by Purchaser hereunder on the Principal Market or any relevant market or system, if applicable, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market or any relevant market or system.

Section 4.03 Registration Rights Agreement. The Company, the Purchaser and GYBL shall enter into the Registration Rights Agreement with respect to the Shares, dated the Effective Date, in the form of Exhibit A attached hereto.

Section 4.04 Compliance with Laws.

(a) The Company shall comply in all material respects with all applicable laws, rules, regulations and orders applicable to the business and operations of the Company and with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the Principal Market (including, without limitation, Rule 415(a)(4) under the Securities Act).

(b) During the Investment Period, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders in connection with this Agreement and each other Transaction Document and the transactions contemplated hereby and thereby. Without limiting the foregoing, during the Investment Period, the Purchaser and GYBL shall comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act, where applicable.

Section 4.05 Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 4.06 Limitations on Holdings and Issuances. Notwithstanding anything in this Agreement, at no time while the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may the Company issue, and at no time shall the Purchaser be obligated to purchase, any Shares which would result in the Purchaser beneficially owning, directly or indirectly, at the time of such proposed issuance, more than 9.99% of the number of Common Shares issued and outstanding as of the date of such proposed issuance; provided, however, that upon the Purchaser providing the Company with sixty-one (61) days’ notice (pursuant to Section 9.04 hereof) (the “Waiver Notice”) that the Purchaser would like to waive this Section 4.06 with regard to any or all Shares issuable pursuant to this Agreement, this Section 4.06 will be of no force or effect with regard to all or a portion of the Shares referenced in the Waiver Notice until the date that the Purchaser notifies the Company (pursuant to Section 9.04 hereof) that the Purchaser revokes the Waiver Notice; provided, further, that during the sixty-one (61) day period prior to the expiration of the Investment Period, the Purchaser may waive this Section 4.06 by providing a Waiver Notice at any time during such sixty-one (61) day period.

Section 4.07 Registration Statement. The Company shall cause the Registration Statement to be filed and seek that it be declared effective pursuant to the Registration Rights Agreement. The Registration Statement shall register with the Commission the Shares to be issued under the Draw Downs and the Warrant Shares. The Purchaser shall not be obligated to accept a Draw Down request from the Company unless the Registration Statement is then effective and the Prospectus included in the Registration Statement is then current and in compliance with all applicable rules of the Commission and the Principal Market.

Section 4.08 Other Agreements and Other Financings. The Company shall not enter into any agreement, the principal purpose of which is to secure an “equity line” similar to the financing provided for under this Agreement during the Investment Period.

Section 4.09 Stop Orders. During the Investment Period, the Company shall use its best efforts to maintain the continuous effectiveness of the Registration Statement under the Securities Act. The Company will advise the Purchaser and GYBL promptly and, if requested by the Purchaser or GYBL, will confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any related prospectus or for additional information; (ii) of the Company’s receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

Section 4.10 Selling Restrictions; Volume Limitations.

(a) The Purchaser covenants that during the Investment Period neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, sell any securities of the Company except the Common Shares that it owns or has the right to purchase pursuant to the provisions of a Draw Down Notice. During the Investment Period, neither the Purchaser nor any of its Affiliates nor any entity managed by the Purchaser will, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act) of the Common Shares, whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Shares, borrow or pre-borrow any Common Shares, or grant any other right (including, without limitation, any put or call option) with respect to the Common Shares, or do any of the foregoing with respect to any security that includes, relates to, or derives any significant part of its value from the Common Shares or otherwise seek to hedge its position in the Common Shares. In addition, during the Investment Period and on a daily Trading Day basis, the Purchaser agrees to restrict the volume of sales of Shares by the Purchaser, its Affiliates and any entity managed by the Purchaser to no more than 1/30th of the Shares purchased pursuant to any Draw Down Notice.

(b) During the Investment Period, in connection with any sale of the Company’s securities, the Purchaser and GYBL shall comply in all material respects with all applicable laws, rules, regulations and orders, including, without limitation, the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Regulation M and Rule 10b-5 under the Exchange Act, where applicable.

Section 4.11 Non-Public Information. From the Investment Period and until the later of (i) the term of the Agreement and (ii) such time as Purchaser or GYBL no longer hold any Shares, none of the Company, nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser or GYBL.

Section 4.12 Commitment Fee; Warrant.

(a) The Company shall tender to GYBL, as a commitment fee, an amount equal to 2% of the Aggregate Limit (the “Commitment Fee”), deliverable as set forth below. The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of Shares purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. Notwithstanding the foregoing, the Company, at its option, may pay the Commitment Fee in cash or in Common Shares (provided that such Common Shares shall have been registered for resale pursuant to an effective registration statement), so long as 100% of the Commitment Fee shall have been paid on or before the first anniversary of the Public Listing Date. For the avoidance of doubt, (1) the Commitment Fee shall be payable by the Company irrespective of whether any Draw Down Notices have been delivered by the Company in accordance herewith, and (2) no Commitment Fee shall be payable in the event that the Company does not achieve a Public Listing.

(b) On the Public Listing Date, the Company shall make and execute a warrant granting GYBL the right to purchase Common Shares, a copy of which is attached hereto as Exhibit B (the “Warrant”) having an expiration date that is the third anniversary of the Public Listing Date, granting GYBL the right to purchase, upon the terms set forth more fully therein, up to the number of Common Shares that is equal 3.0% of the total equity interests (including Common Shares and any other equity interests convertible or exchangeable into Common Shares or bearing equivalent economic interests) outstanding immediately after the completion of the Public Listing (including any Common Shares issued pursuant to an over-allotment option), calculated on a fully diluted basis, at an exercise price per Share equal to the lesser of (i) the public offering price (in the case of an initial public offering) or the closing bid price of the Common Shares on the Public Listing Date (in the case of a Public Listing other than an initial public offering), or (ii) the quotient obtained by dividing $650 million by the total number of equity interests (equal to the number of Common Shares, assuming the conversion or exchange of all other equity interests for Common

Shares). On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the Warrants remain unexercised and the average Daily Closing Price of the Common Shares for the 10 Trading Days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then-current exercise price of the Warrant, the exercise price of such remaining Warrant shall adjust to 105% of the Current Trading Price.

(c) Notwithstanding anything to the contrary stated herein, if the Purchaser determines in its reasonable discretion that the issuance of the Warrant could result in the Warrant Shares or any Shares issued to the Purchaser pursuant to a Draw Down hereunder not to be freely transferable under applicable securities Laws or otherwise adversely effects the Purchaser’s ability to sell the Warrant Shares or such Shares issued pursuant to a Draw Down, then the Parties shall structure an alternative, mutually agreeable, issuance and sale of securities to the Purchaser that are economically equivalent to the exercise of the Warrant in full.

Section 4.13 Private Transaction Fee. In the event that the Company does not complete an initial public offering or Reverse Merger Transaction, for any reason, but instead completes a transaction, including but not limited to a merger, acquisition, sale, share exchange, or any other private business combination which results or would result in a Change of Control of the Company within 24 months after the Effective Date (a “Private Transaction”), then the Company shall pay GYBL at or prior to the closing of such Private Transaction 1% of the total consideration received by the Company’s stockholders in respect of their shares of capital stock in such Private Transaction, in lieu of the Warrant, and upon such payment this Agreement shall immediately terminate.

Section 4.14 DWAC Eligibility. The Company shall use its reasonable best efforts to cause the Shares and its transfer agent to be, at the time of each Draw Down, eligible to participate in the DWAC system (“DWAC Eligible”).

Section 4.15 Reservation of Shares. The Company will have available, and shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable the Company to timely effect the issuance, sale and delivery in full to the Purchaser of all the Shares to be issued and delivered under this Agreement, in any case prior to the issuance to the Purchaser of such Common Shares. The number of Common Shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of Shares actually delivered pursuant to this Agreement.

Section 4.16 Amendments to the Registration Statement; Prospectus Supplements. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby, or file with the Commission any Prospectus Supplement that relates to the Purchaser, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Purchaser shall not previously have been advised, (b) the Company shall not have given due consideration to any comments thereon received from the Purchaser or its counsel, or (c) the Purchaser shall reasonably object after being so advised, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Purchaser, the Purchaser shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Purchaser and the Company shall expeditiously furnish to the Purchaser an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Purchaser, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of registrable securities by the Purchaser, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Purchaser promptly. Upon receipt of an amendment to the Registration Statement or Prospectus Supplement from the Company or its counsel, the Purchaser shall promptly review such document and provide comments to the Company or its counsel regarding such document, if any, within a reasonable period of time.

ARTICLE V

CLOSING CERTIFICATE; CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 5.01 Closing Certificate. In connection with the execution and delivery of this Agreement, the Purchaser shall receive a certificate from the Company, dated the Effective Date, in the form of Exhibit C hereto.

Section 5.02 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser under any Draw Down Notice is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, the representations and warranties of the Purchaser in this Agreement and each other Transaction Document shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and each Settlement Date as though made at that time.

(b) Registration Statement. The Company shall have the necessary number of Common Shares available to be registered pursuant to the Registration Rights Agreement. The Company shall take all reasonable steps to have the Registration Statement declared effective by the Commission. The Registration Statement for the Shares covered in the Draw Down shall have been declared effective by the Commission. There shall be no stop order suspending effectiveness of the Registration Statement.

(c) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Purchaser at or prior to each Draw Down Exercise Date and each Settlement Date, as applicable.

(d) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(e) No Suspension, Etc. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to each Draw Down Exercise Date and applicable Settlement Date, none of the events described in clauses (i), (ii) and (iii) of Section 4.09 hereof shall have occurred, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any of the officers, directors or Affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

Section 5.03 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date and each Settlement Date of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Except for representations and warranties that are expressly made as of a particular date, each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of each Draw Down Exercise Date and as of each Settlement Date, as though made at that time.

(b) Registration Statement. The listing or trading of the Common Shares on the Principal Market shall be effected and the Company shall have the necessary amount of the Shares registered pursuant to the Registration Statement. The Registration Statement shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued under the Securities Act, no order preventing or suspending the use of the Prospectus contained in the Registration Statement shall have been issued, and no proceedings for any of those purposes shall have been instituted or be pending or, to the Company’s Knowledge, contemplated.

(c) No Suspension, Etc. Trading in the Common Shares shall not have been suspended by the Commission or Principal Market, and, at any time prior to such Draw Down Exercise Date, trading in securities generally as reported on the Principal Market shall not have been suspended or limited, nor shall a banking moratorium have been declared either by U.S. federal or state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

(d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each other Transaction Document to be performed, satisfied or complied with by the Company at or prior to each Draw Down Exercise Date and each Settlement Date and shall have delivered the Compliance Certificate substantially in the form attached hereto as Exhibit D. Without limiting the foregoing, the Company shall have paid the applicable portion of the Commitment Fee when due pursuant to Section 4.12(a).

(e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents.

(f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or Affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement and the other Transaction Documents, or seeking damages in connection with such transactions.

(g) Aggregate Limit. The issuance and sale of the Shares issuable pursuant to such Draw Down Notice will not violate Section 6.02 hereof.

(h) Shares Authorized. The Shares issuable pursuant to such Draw Down Notice will have been duly authorized by all necessary corporate action of the Company.

(i) Information. Prior to each Settlement Date and from time to time as reasonably requested by the Purchaser upon reasonable notice, the Company shall make available for inspection and review by the Purchaser, its advisors and representatives, and any underwriter participating in any disposition of the Shares on behalf of the Purchaser pursuant to the Registration Statement, during normal business hours of the Company, any amendment, prospectus or prospectus supplement thereto, or any “Blue Sky,” Financial Industry Regulatory Authority (FINRA) or other filing, all financial and other records, all documents and filings with the Commission, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review. In addition, the Company shall cause its officers, directors and employees to supply all such information reasonably requested by the Purchaser or any such representative, advisor or underwriter and to respond to all questions and other inquiries reasonably made or submitted by any such individuals or entities. Notwithstanding the foregoing, the Company shall not be required to provide any trade secret or similar information, any information covered by attorney-client privilege or classified as attorney work product, or, while it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, any material, non-public information.

ARTICLE VI

DRAW DOWN TERMS

Section 6.01 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, and subject to Section 6.02 below, the Parties agree (unless otherwise mutually agreed upon by the Parties in writing) as follows:

(a) The Company may, in its sole discretion, issue a Draw Down Notice (as defined in Section 6.01(h) hereof) for a specified Draw Down Amount Requested. Subject to Section 6.01(g) below, the Purchaser shall pay a per-Share amount equal to 90% of the average Daily Closing Price during the Draw Down Pricing Period (the “Purchase Price”). Subject to Section 4.06 hereof, the Draw Down Amount Requested shall not exceed four hundred percent (400%) (the “Draw Down Limit”) of the average daily trading volume for the 30 Trading Days immediately preceding the Draw Down Exercise Date or as otherwise agreed to in writing between the Parties.

(b) Prior to commencement of the Draw Down Pricing Period, the Company shall deliver the Shares to be purchased in such Draw Down to the Purchaser. If Shares delivered to the Purchaser prior to commencement of the Draw Down Pricing Period are delivered in certificated form and not DWAC Eligible, then the Draw Down Pricing Period shall not begin until the Shares are cleared by an appointed clearing agent.

(c) Only one Draw Down shall be allowed in each Draw Down Pricing Period. (d) Each Draw Down shall be settled on the first Trading Day after the end of each Draw Down Pricing Period (the “Settlement Date”).

(e) At the end of each Draw Down Pricing Period, the Purchaser’s total Draw Down commitment under this Agreement shall be reduced by the total Draw Down Amount for such Draw Down Pricing Period.

(f) Each Draw Down will automatically expire immediately after the last Trading Day of each Draw Down Pricing Period.

(g) Each Draw Down Notice shall set forth the Threshold Price set by the Company for such Draw Down. If the Daily Closing Price on a given Trading Day in the Draw Down Pricing Period, multiplied by 9/10, is less than the Threshold Price, then the total Draw Down Amount Requested will be reduced by 1/30th, and, unless otherwise agreed by the Parties, no Shares will be purchased or sold with respect to such Trading Day and the Daily Closing Price on such Trading Day shall be excluded from the calculation of the Purchase Price.

(h) As a condition to the exercise of any Draw Down, the Company must (i) provide a notice to the Purchaser of the Company’s exercise of any Draw Down via email before commencement of trading on the first Trading Day of the Draw Down Pricing Period covered by such notice (the “Draw Down Notice”), substantially in the form attached hereto as Exhibit E, and (ii) pursuant to Section 6.01(b), deliver the Shares to the Purchaser or its designees via DWAC, if the Company is approved for DWAC in an amount equal to the Draw Down Amount Requested (which amount shall be adjusted in the event that the amount accepted by the Purchaser pursuant to Section 6.01(a) hereof is different than the Draw Down Amount Requested). The date the Company delivers the Draw Down Notice and the Shares in accordance with this Section 6.01(h) shall be a “Draw Down Exercise Date.” The Draw Down Notice shall specify the Draw Down Amount Requested, set the Threshold Price for such Draw Down and designate the first Trading Day of the Draw Down Pricing Period that the Company wishes to grant to the Purchaser during the Draw Down Pricing Period.

(i) On each Settlement Date, the Purchaser shall (i) provide the Company a closing notice in the form of Exhibit F attached hereto; (ii) make payment for the Shares acquired pursuant to this Agreement to the Company’s designated account by wire transfer of immediately available funds, provided that the Shares were received by the Purchaser in accordance with Section 6.01(b) hereof; and (iii) return to the Company any Shares delivered to the Purchaser in connection with the applicable Draw Down Notice pursuant to Section 6.01(b) that have not been purchased by Purchaser pursuant to the terms hereof, it being understood that, without limiting Purchaser’s obligation to return Shares, Purchaser shall have the ability to sell any purchased Shares at any time following their deposit pursuant to Section 6.01(b).

Section 6.02 Aggregate Limit. Notwithstanding anything to the contrary herein, in no event may the Company issue a Draw Down Notice to the extent that the sale of Shares pursuant thereto and pursuant to all prior Draw Down Notices issued pursuant to Section 6.01 would cause the Company to sell or the Purchaser to purchase an aggregate number of Shares exceeding the Aggregate Limit. If the Company issues a Draw Down Notice that otherwise would permit the Purchaser to purchase a number of Shares which would cause the aggregate purchases by Purchaser hereunder to exceed the Aggregate Limit, such Draw Down Notice shall be void ab initio to the extent by which the number of Shares issuable pursuant to such Draw Down Notice, together with the number of Shares purchased by the Purchaser pursuant hereto, would exceed the Aggregate Limit.

ARTICLE VII

TERMINATION

Section 7.01 Term, Termination by Mutual Consent. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) thirty-six (36) consecutive months from the Public Listing Date (the “Investment Period”); (ii) thirty-six (36) months from the Effective Date (as may be extended for the duration of the Investment Period if the Public Listing Date falls within such three (3) year period), and (iii) the date the Purchaser shall have purchased the Aggregate Limit. This Agreement may be terminated immediately at any time by mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent; provided, however, that this Agreement shall not terminate until the Company has delivered to the Purchaser the number of Shares required to be delivered hereunder in accordance with the terms hereof, if any.

Section 7.02 Effect of Termination. In the event of termination by the Company or the Purchaser, the transactions contemplated by this Agreement shall be terminated without further action by either party, it being understood that the Warrant and Registration Rights Agreement shall not terminate and shall continue to survive in accordance with their respective terms. If this Agreement is terminated as provided in Section 7.01 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 9.09 hereof.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 General Indemnity.

(a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each Person who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all attorneys’ fees) to which the Purchaser and each such controlling Person may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) (collectively, “Losses,” and each, a “Loss”) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement relating to the Shares being sold to the Purchaser (including any prospectus relating thereto), or any amendment or supplement to it, (ii) the omission or alleged omission to state in the Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) breach of representation, warranty or covenant of the Company contained in this Agreement or any other Transaction Document, including a failure to deliver the Shares to the Purchaser by the deadline set forth herein, whether or not such Losses are a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Company will reimburse the Purchaser and each such controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or such controlling Person in investigating, defending against, or preparing to defend against any such Loss.

(b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any Losses that arise out of or are based upon (i) an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, or (ii) the omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement, or (iii) breach of representation, warranty or covenant of the Purchaser contained in this Agreement or any other Transaction Document, including a failure to make payment for the Shares acquired to the Company by the deadline set forth herein, whether or not such Losses are as a result of a claim by a third party. Pursuant to Section 8.02 hereof, the Purchaser will reimburse the Company and each such director, officer or controlling Person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other Person in investigating, defending against, or preparing to defend against any such Loss.

Section 8.02 Indemnification Procedures. Promptly after a Person receives notice of a claim or the commencement of an action for which the Person intends to seek indemnification under Section 8.01, the Person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the indemnifying party will not relieve the indemnifying party from liability under Section 8.01, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding, the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding, the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Section 8.01, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party, and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action. If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in Section 8.01 as to which it is entitled to indemnification thereunder, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of such loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of the Shares which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of such Shares, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the Company shall pay, on the Effective Date, all reasonable and documented attorneys’ fees and expenses incurred by the Purchaser up to $50,000 (less amounts paid by the Company to the Purchaser’s counsel prior to the date hereof in respect of this Agreement) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents. In addition, the Company shall pay all reasonable attorneys’ fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or any other Transaction Document. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto or the Warrant.

Section 9.02 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions from any court of competent jurisdiction or arbitral authority to prevent or cure breaches of the provisions of this Agreement or any other Transaction Document by the other party and to enforce specifically the terms and provisions hereof; such right is in addition to any other remedy to which either party may be entitled by law or equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

(b) All disputes, controversies or claims between the Parties arising out of or in connection with this agreement (including its existence, validity or termination) which cannot be amicably resolved shall be finally resolved and settled under the Rules of Arbitration of the American Arbitration Association and its affiliate, the International Center for Dispute Resolution, in New York City. The arbitration tribunal shall be composed of one arbitrator. The arbitration will take place in New York City, New York, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties.

Section 9.03 Entire Agreement; Amendment. This Agreement and the other Transaction Documents represent the entire agreement of the Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both Parties.

Section 9.04 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing, delivered by electronic mail to the address designated below, and shall be effective on the date that the email is received. However, if the time of deemed receipt of any notice is not before 5:30 p.m. local time on a business day at the address of the recipient it is deemed to have been received at the commencement of business on the next business day. The address for such communications shall be:

If to the Company:	Banzai International, Inc. Attn: Joe Davy Email: joe@banzai.io

With a copy (which shall not constitute notice):	Perkins Coie LLP Attn: Lee Schindler; Joe Bailey Email: lschindler@perkinscoie.com; joebailey@perkinscoie.com

If to GYBL:	GEM Yield Bahamas Ltd. Attn: Christopher F. Brown, Manager Email: cbrown@gemny.com

With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com

If to the Purchaser:	GEM Global Yield LLC SCS Attn: Christopher F. Brown, Manager Email: cbrown@gemny.com

With a copy (which shall not constitute notice):	Gibson, Dunn & Crutcher LLP Attn: Boris Dolgonos Email: bdolgonos@gibsondunn.com

Either party hereto may from time to time change its address for notices by giving at least 10 days’ advance written notice of such changed address to the other party hereto.

Section 9.05 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement or any other Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement or any other Transaction Document may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 9.06 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.07 Successors and Assigns. Neither party may assign this Agreement or any other Transaction Document to any Person without the prior consent of the other party; provided that without the consent of the other, (i) the Company may assign its rights and obligations under this Agreement and other Transaction Documents to the Successor Company; (ii) the Purchaser may assign its rights and obligations under this Agreement or any other Transaction Document to an Affiliate of the Purchaser. Notwithstanding the foregoing, in the event of (a) a Reverse Merger Transaction or (b) any other transaction (including by way of merger, consolidation, combination or otherwise), including the formation of any successor or other similar entity by the Company or a subsidiary, parent, or Affiliate thereof to facilitate, whether in connection with a Public Listing or otherwise, this Agreement and each other Transaction Document (including the Warrant) shall be automatically assigned to the Successor Company, and the Parties agree that the terms of this Agreement and such other Transaction Document shall be construed to give effect to such assignment, including, without limitation, that: (w) the term “Company” shall be construed as “Successor Company”; (x) the term “Shares” shall be construed as the common shares of the Successor Company; (y) the term “Public Listing Date” shall be construed as the first trading day following consummation of the Reverse Merger Transaction (in the case of clause (a) above); and (z) the term “Public Listing” shall be construed as the date of the Reverse Merger Transaction (in the cause of clause (a) above). This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

Section 9.08 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

(b) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 9.09 Survival. The representations and warranties of the Company and the Purchaser contained in ARTICLE III and the covenants contained in ARTICLE IV shall survive the execution and delivery hereof until the termination of this Agreement, and the agreements and covenants set forth in ARTICLE VIII of this Agreement shall survive the execution and delivery hereof. The provisions of ARTICLE VIII (Indemnification) shall remain in full force and effect indefinitely notwithstanding any termination of this Agreement or other Transaction Document.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.

Section 9.11 Publicity. Without the prior written consent of all Parties hereto, which shall not unreasonably be withheld, delayed or conditioned, none of the Parties hereto as well as their respective Affiliates may issue a press release or otherwise make a public statement or announcement with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby or the existence of this Agreement or any other Transaction Document, except as required by applicable law. In the event that the Company is required by applicable law, rules or regulations (including Principal Market rules or regulations) to issue a press release or otherwise make a public statement or announcement with respect to any of such matters, the Company shall use its commercially reasonable efforts to consult with the Purchaser on the form and substance of such press release or other disclosure.

Section 9.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 9.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and each other Transaction Document. Each Party hereby expressly agrees that, in the event that any action or determination of the Commission or other regulatory or governmental authority, or the refusal or failure of any other governmental approval, would or does prohibit or otherwise materially interfere with the ability of the Parties to effect the transactions contemplated by this Agreement in the manner contemplated by and described in it, each such Party shall use its good-faith best efforts to resolve and cure such condition, including, without limitation, by amending this Agreement to the extent necessary therefor. In addition, each Party acknowledges that this Agreement and the other Transaction Documents have been prepared on the assumption that the Principal Market will be a U.S. stock exchange, and that the Common Shares will be registered with the Commission pursuant to Section 12(b) or 12(g) of the Securities Act. In the event that the Principal Market is not a U.S. stock exchange, then the Parties will negotiate in good faith to amend the Transaction Documents to effect the economic consequences thereof while preserving each of their rights and obligations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

BANZAI INTERNATIONAL, INC.

By:
Name:
Title:

GEM GLOBAL YIELD LLC SCS

By:
Name: Christopher F. Brown
Title: Manager

GEM YIELD BAHAMAS LTD.

By:
Name: Christopher F. Brown
Title: Director